Exhibit 10.6
FIFTH AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This FIFTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), effective as of March 7, 2022 (the “Effective Date”), by and among CAPRI HOLDINGS LIMITED, a British Virgin Islands corporation having its principal executive office in London, United Kingdom (“Capri”), MICHAEL KORS (USA), INC., a Delaware corporation having its principal executive office in New York County, New York (the “Company” and, together with Capri, the “Company Parties”), and JOHN D. IDOL (“Executive”). The Company Parties and Executive may be referred to in this Agreement collectively as the “parties.”

WHEREAS, the Company Parties have previously entered into that certain Fourth Amended and Restated Employment Agreement with the Executive, effective as of August 24, 2021 (the “Restated Employment Agreement”); and

WHEREAS, the parties desire to amend and restate the Restated Employment Agreement in accordance with the terms and provisions herein contained.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.  Employment.
(a)Term / Employment. The Company Parties agree to continue to employ Executive, and the Executive agrees to continue to be employed by the Company Parties on the terms and subject to the conditions contained herein. This Agreement shall continue until terminated in accordance with Section 6 hereof (the “Term”). Executive acknowledges and agrees that the Company Parties will be his sole employers in respect of the services contemplated by this Agreement, and the Company Parties will provide all payments and benefits to Executive under this Agreement.
(b)Position and Duties.
(i)Chairman and Chief Executive Officer. Executive will continue to serve as Chairman and Chief Executive Officer of Capri (the “Chairman and CEO”). As the Chairman and CEO, Executive shall have general authority over the business of Capri and shall manage the day-to-day operations of Capri; provided, however, that Executive understands and agrees that the Board of Directors of Capri (the “Board”) will be responsible for setting overall strategic goals of Capri and its subsidiaries (including, without limitation, the Company) and advising Executive with respect thereto. Executive will report only to the Board, and, subject to any existing contractual obligations of Capri and its subsidiaries, all other executives of Capri and its subsidiaries shall report to Executive, unless Executive determines otherwise. While Chairman and CEO, Executive shall devote substantially all of his full business time and attention and his best efforts to the performance of his duties; provided, however, that Executive may engage in charitable, educational, civic and religious activities and may participate as an investor, officer or director or otherwise manage passive personal investments owned by or for the benefit of Executive or members of his immediate family, but only to the extent such activities and service are permitted under Section 8(c) of this Agreement and do not interfere with the performance of Executive’s duties and responsibilities hereunder. At the request of Capri, for the period during which Executive is the Chairman and CEO, Executive further agrees, without additional compensation, to act as an officer and/or director of subsidiaries of Capri in addition to the Company. At the direction of Capri, any rights and obligations of the Company hereunder may be assigned, in whole or in part, to such subsidiaries; provided that the Company Parties obligations with respect to compensation and benefits, including, without limitation, Base Salary (as defined below), shall remain the Company Parties’ obligations, unless Executive consents in writing to such assignment, which such consent shall not be unreasonably withheld or delayed.
(ii)Board Membership. During Executive’s employment hereunder, each of the Company Parties shall use its best efforts to cause Executive to be elected or appointed, as the case may be, to the position of Chairman of the Board. Executive agrees that upon termination of his employment hereunder for any reason, he shall resign immediately from the Board as well as from any officerships and/or other directorships with any subsidiaries of Capri.
2.  Salary. Executive’s Base Salary shall be as follows: (i) for the fiscal year ending April 2, 2022 (“Fiscal 2022”), US$1,215,000 per year; and (ii) for the fiscal year ending April 1, 2023 (“Fiscal 2023”) and thereafter, $1,350,000 per year. Except as otherwise set forth in the last sentence of this Section 2, the Base Salary shall be payable by the Company to Executive in accordance with the Company’s customary payroll practices in effect from time to time. The Base Salary shall be subject to possible increases at the sole discretion of the Board (or appropriate committee thereof, including the Compensation and Talent Committee of the Board (the “Compensation Committee”)); provided, however, that in no event shall Executive’s Base Salary during the Term be reduced below the Base Salary set forth herein or otherwise reduced after any increase except with Executive’s written consent. A portion of Executive’s Base Salary equal to one-fourth (1/4) of the annual retainer paid to Capri’s independent directors together with meeting fees payable to the independent directors for the applicable quarter shall be payable to Executive by Capri on a quarterly basis at the same time such retainer and meeting payments are paid to the independent directors of Capri. For the avoidance of doubt, this is not additional Base Salary or other compensation for Executive but merely an allocation of Base Salary from the Company employer to Capri for services performed by Executive as a director of Capri. The term “Base Salary” as utilized in this Agreement shall refer to Executive’s annual base salary as then in effect.
3.  Annual Cash Incentive.
(a)Cash Incentive. Executive shall be eligible to earn the annual cash incentive payments described in this Section 3 in accordance with, and subject to, the terms and conditions of, Capri’s then existing executive cash incentive program which is a component of the Capri Holdings Limited Second Amended and Restated Omnibus Incentive Plan (as the same may be amended or modified by Capri or its subsidiaries from time to time in their sole discretion, subject to shareholder approval if required, the “Incentive Plan”). The annual cash incentive payment (the “Annual Cash Incentive”) shall be a percentage of Executive’s Base Salary with incentive levels set at 0% for performance below established thresholds and (i) for Fiscal 2022, a maximum bonus opportunity of 400% with a target bonus of 300%; and (ii) for Fiscal 2023 and thereafter, a maximum bonus opportunity of 400% with a target bonus of 200%. Executive’s actual Annual Cash Incentive will be interpolated based on the actual level of attainment with performance components, measures and target values established by the Capri Board of Directors (or appropriate committee thereof). Such incentive levels may be increased by the Capri Board (or appropriate committee thereof, including the Compensation Committee) for any fiscal year in its sole discretion but shall not be decreased below the incentive levels set forth in this Agreement without the written consent of Executive.
(b)Performance Goals. The Annual Cash Incentive shall be based upon the achievement of performance goals established by the Board (or appropriate committee thereof, including the Compensation Committee) over a performance period also established by the Board (or appropriate committee thereof, including the Compensation Committee). The Board (or appropriate committee thereof, including the Compensation Committee) may base such performance goals upon such appropriate criteria as they may determine. Executive must be employed by the Company on the date that the Annual Cash Incentive is actually paid which shall be the same date that annual cash incentives are paid to other senior executives of the Company. The Board (or appropriate committee thereof, including the Compensation Committee) must certify the level of the attainment of the applicable performance goal for the performance period and the amount of the Annual Cash Incentive payable to Executive with respect to such performance period. Once certified, the Cash Incentive will be paid to Executive reasonably promptly and in no event later than June 30 next following the last day of the applicable performance period.
(c)Clawback. Notwithstanding the foregoing, if the Board (or appropriate committee thereof, including the Compensation Committee) determines that Executive was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of Capri due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), the Company Parties shall be entitled to recover or cancel the difference between (i) any Annual Cash Incentive payment that was based on having met or exceeded performance targets and (ii) the Annual Cash Incentive payment that would have been paid to or earned by Executive had the actual payment or accrual been calculated based on the accurate data or restated results, as applicable (the “Overpayment”). If the Compensation Committee determines that there has been an Overpayment, the Company Parties shall be entitled to demand that Executive reimburse the Company for the Overpayment. To the extent Executive does not make reimbursement of the Overpayment, the Company Parties shall have the right to enforce the repayment through the reduction of future salary or the reduction or cancellation of outstanding and future incentive compensation and/or to pursue all other available legal remedies in law or in equity. The Board (or appropriate committee thereof, including the Compensation Committee) may make determinations of Overpayment at any time through the end of the third (3rd) fiscal year following the year for which the performance evaluation was inaccurate; provided, that if steps have been taken within such period to restate Capri’s financial or operating results, the time period shall be extended until such restatement is completed.
4.  Equity Compensation.
(a)Share-Based Awards. Executive shall be eligible, in the discretion of the Board (or appropriate committee thereof, including the Compensation Committee), for share option awards, restricted share unit awards and other share-based awards on an annual basis at the same time equity grants are awarded to the other senior executives, and shall be made pursuant to the equity incentive plan generally applicable to eligible employees of the Company (currently the Incentive Plan), in accordance with, and subject to, the terms and conditions of the Incentive Plan as the same may be amended or modified by Capri in its sole discretion (subject to shareholder approval if required) and the applicable equity award agreement. Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under the Incentive Plan or any other incentive or benefit plans or programs. The Board (or appropriate committee thereof, including the Compensation Committee) shall determine all terms of participation (including, without limitation, the size and type of any award, payment or other compensation and the timing and conditions of receipt thereof by Executive).
(b)Effect of Termination. Upon termination of employment (the “Termination Date”) for any reason, and in accordance with the terms and conditions of the Incentive Plan and/or any applicable equity award agreement, any share-based equity awards that have become vested and/or exercisable prior to the Termination Date shall remain vested and/or exercisable after the Termination Date and all unvested equity shall continue to vest on the vesting schedule set forth in the applicable equity award agreement because Executive is retirement eligible under the Incentive Plan. Notwithstanding anything to the contrary in the Incentive Plan and/or any applicable equity award agreement, in the event Executive is terminated for Cause (as hereinafter defined) any equity awards that have already become vested and/or exercisable prior to the Termination Date shall not be forfeited.
5.  Employee Benefits. During the Term, Executive shall be entitled to participate in any and all Company employee benefit plans and programs which generally are made available to senior executives of the Company, in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be amended or modified by the Company from time to time in its sole discretion. In addition, the Company shall reimburse Executive for all reasonable and necessary expenses (including the cost of first class air travel). Executive shall also be entitled to the following additional benefits:
(a)Life Insurance. The Company shall pay the premiums, up to a maximum of US$50,000 per annum, for the US$5,000,000 whole life insurance policy presently maintained by Executive.
(b)Vacation. Executive shall not accrue any vacation, but shall be entitled to take unlimited vacation during the term of this Agreement so long as the vacation time does not interfere with the Executive’s ability to complete his obligations hereunder.
(c)Transportation. The Company shall provide Executive with an automobile and driver for transportation to and from the Company’s offices and for other business purposes. Such automobile shall be a Mercedes-Benz S-Class or an automobile at least substantially equivalent in price thereto.
(d)Corporate Aircraft. Executive shall be entitled to use of the corporate aircraft in accordance with the Aircraft Time Sharing Agreement, dated November 24, 2014, between Executive and the Company.
6.  Termination of Employment.
(a)Death and Total Disability. Executive’s employment under this Agreement shall terminate immediately upon his death or Total Disability (as defined below). For purposes of this Agreement, the term “Total Disability” shall mean any mental or physical condition that: (i) prevents Executive from reasonably discharging his services and employment duties hereunder; (ii) is attested to in writing by a physician who is licensed to practice in the State of New York and is mutually acceptable to Executive and the Company Parties (or, if the Executive and the

Company Parties are unable to mutually agree on a physician, the Board may select a physician who is a chairman of a department of medicine at a university-affiliated hospital in the City of New York); and (iii) continues, for any one or related condition, during any period of six (6) consecutive months or for a period aggregating six (6) months in any twelve (12) month period. Total Disability shall be deemed to have occurred on the last day of such applicable six (6) month period.
(b)Cause. The Company Parties shall at all times, upon written notice to Executive given at least ten (10) days prior to the Termination Date, have the right to terminate this Agreement and the employment of Executive hereunder for Cause (as defined below); provided, however, that prior to such termination taking effect, Executive shall have been given an opportunity to meet with the Board, and a majority of the Board shall have thereafter voted to terminate Executive’s employment.
For purposes of this Agreement, the term “Cause” means the occurrence of any one of the following events: (i) Executive’s gross negligence, willful misconduct or dishonesty in performing his duties hereunder; (ii) Executive’s conviction of a felony (other than a felony involving a traffic violation); (iii) Executive’s commission of a felony involving a fraud or other business crime against Capri or any of its subsidiaries; or (iv) Executive’s breach of any of the covenants set forth in Section 8 hereof; provided that, if such breach is curable, Executive shall have an opportunity to correct such breach within thirty (30) days after written notice by the Company to Executive thereof.
(c)    Executive Termination Without Good Reason. Executive agrees that he shall not terminate his employment with the Company Parties for any reason other than Good Reason without giving the Company Parties at least six (6) months’ prior written notice of the effective date of such termination. Executive acknowledges that the Company Parties retain the right to waive the notice requirement, in whole or in part, and accelerate the effective date of Executive’s termination. If the Company elects to waive the notice requirement, in whole or in part, the Company shall have no further obligations to Executive under this Agreement other than to make the payments specified in Section 7(a). After Executive provides a notice of termination, the Company may, but shall not be obligated to, provide Executive with work to do and the Company may, in its discretion, in respect of all or part of an unexpired notice period, (i) require Executive to comply with such conditions as it may specify in relation to attending at, or remaining away from, the Company’s places of business, or (ii) withdraw any powers vested in, or duties assigned to, Executive. For purposes of a notice of termination given pursuant to this Section 6(c), the Termination Date shall be the last day of the applicable notice period, unless the Company elects to waive the notice requirement as set forth herein.
For purposes of this Agreement, “Good Reason” means and shall be deemed to exist if: (i) Executive is assigned duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position, as set forth in this Agreement; (ii) the Company or Capri fails to perform substantially any material term of this Agreement, and, if such failure is curable, fails to correct such failure within thirty (30) days after written notice by Executive to the Company or Capri, as applicable; (iii) Executive’s office is relocated more than fifty (50) miles from its location immediately prior to such relocation; (iv) the Company or Capri fails to have this Agreement assumed by a successor following a Change in Control (as defined in the Incentive Plan); (v) Executive’s duties or responsibilities are significantly reduced, except with respect to any corporate action initiated or recommended by Executive and approved by the Board (including any succession planning initiated and recommended by Executive); (vi) Executive is involuntarily removed from the Board and the Company Board (other than in connection with a termination of employment for Cause, voluntary termination without Good Reason, death or Total Disability); or (vii) subject to the proviso set forth in the third sentence of Section 1(b) above, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Executive to such effect (and sufficient time to cease such involvement), the Board continues to do so.
(c)Executive Termination for Good Reason. Executive may terminate his employment hereunder for Good Reason (and this Agreement shall accordingly terminate) by providing written notice of his intention to terminate, and specifying the circumstances relating thereto, to the Board within thirty (30) days following the occurrence of any of the events specified above as constituting Good Reason and at least ten (10) days prior to the Termination Date.
7.  Consequences of Termination or Breach.
(a)Termination Due to Death or Total Disability, for Cause, or Without Good Reason. If Executive’s employment under this Agreement is terminated under Sections 6(a) or 6(b) hereunder, or Executive terminates his employment for any reason other than Good Reason, Executive shall not thereafter be entitled to receive any compensation and benefits under this Agreement other than for (i) Base Salary earned but not yet paid prior to the Termination Date (to be paid in accordance with the Company’s normal payroll practices), (ii) vested equity in accordance with Section 4(b) and continued vesting for being retirement eligible in accordance with the Incentive Plan, (iii) reimbursement of any expenses pursuant to Section 5(e) incurred prior to the Termination Date, and (iv) any Annual Cash Incentive with respect to any performance period that was completed prior to Executive’s termination from employment but which has not yet been paid (with such Annual Cash Incentive to be paid at such time as it would have otherwise been paid to Executive hereunder had his employment not been terminated and such Annual Cash Incentive amount shall be subject to certification by the Board (or appropriate committee thereof, including the Compensation Committee) as described in Section 3 of this Agreement (collectively, the “Accrued Obligations”), plus, in the case of termination due to death or Total Disability only, the Pro Rata Cash Incentive Payment (as defined in Section 7(b) below) and, in the case of death only, proceeds from the life insurance policy referenced in Section 5(b). If Executive’s employment under this Agreement is terminated by the Company for Cause, Executive shall not thereafter be entitled to receive any compensation and benefits under this Agreement other than for the Accrued Obligations set forth in clauses (i) through (iv) above.
(b)Termination Without Cause or With Good Reason. If Executive’s employment under this Agreement is terminated by the Company Parties without Cause (which right the Company shall have at any time and for any reason during the Term) and other than for the reasons provided for in Section 6(a) above, or Executive terminates his employment for Good Reason, the sole obligations of the Company Parties to Executive shall be: (i) to make the payments described in Section 7(a) for Accrued Obligations, (ii) to make the Pro Rata Cash Incentive Payment and (iii) to pay to Executive in a single lump sum payment, within thirty (30) days from the Termination Date, a separation payment equal to two (2) times (A) Executive’s Base Salary and (B) the Annual Cash Incentive paid or payable to Executive pursuant to Section 3(a) with respect to Capri’s last full fiscal year ended prior to the Termination Date (collectively, the “Separation Payments”). For purposes of this Agreement, “Pro Rata Cash Incentive Payment” shall mean an amount representing the amount of the

Annual Cash Incentive payable for the fiscal year in which the Termination Date occurs, based on actual performance over the course of the applicable performance period, assuming Executive’s employment had not been terminated hereunder, multiplied by a fraction, the numerator of which is the number of days Executive was employed hereunder during the applicable performance period and the denominator of which is the full number of days in the applicable performance period. Executive acknowledges and agrees that in the event the Company Parties terminate Executive’s employment without Cause and other than for the reasons provided for in Sections 6(a) or 6(b) or Executive terminates his employment for Good Reason, Executive’s sole remedy shall be to receive the payments specified in this Section 7(b). In connection with the Separation Payments or any other separation payment made hereunder, Executive agrees to deliver a fully executed separation agreement and release (that is not subject to revocation) of claims against the Company Parties and their respective affiliates satisfactory in form and content to the Company’s counsel.
(c)No Duty to Mitigate. Executive shall not be required to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder as a result of any termination or expiration of this Agreement, nor shall any payments to Executive be reduced by any other payments Executive may receive, except as may otherwise be set forth herein.
8.  Restrictive Covenants and Confidentiality.
(a)No-Hire. During the two (2) year period following the Termination Date, Executive shall not employ or retain (or participate in or arrange for the employment or retention of) any person who was employed or retained by the Company Parties or any of their respective parents, subsidiaries or affiliates within the one (1) year period immediately preceding such employment or retention.
(b)Confidentiality. Recognizing that the knowledge, information and relationship with customers, suppliers and agents, and the knowledge of the Company Entities and their respective parents’, subsidiaries’ and affiliates’ business methods, systems, plans and policies, which Executive shall hereafter establish, receive or obtain as an employee of the Company Parties or any such parent, subsidiary or affiliate, are valuable and unique assets of the businesses of the Company Parties and their respective parents, subsidiaries and affiliates, Executive agrees that, during and after the Term hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of the Board acting upon the advice of counsel, any such knowledge or information pertaining to the Company Parties or any of their respective parents, subsidiaries and affiliates, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Section 8(b) shall not apply to information which is or shall become generally known to the public or the trade (except by reason of Executive’s breach of his obligations hereunder), information which is or shall become available in trade or other publications and information which Executive is required to disclose by law or an order of a court of competent jurisdiction. If Executive is required by law or a court order to disclose such information, he shall notify the Company Parties of such requirement and provide the Company Parties an opportunity (if the Company so elects) to contest such law or court order. Executive agrees that all tangible materials containing confidential information, whether created by Executive or others which shall come into Executive’s custody or possession during Executive’s employment shall be and is the exclusive property of the Company Parties or their respective parents, subsidiaries and affiliates. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company Parties all confidential information and property of the Company Parties and their respective parents, subsidiaries or affiliates in Executive’s possession.
(c)Non-Compete. Executive agrees that during the Term, Executive will not engage in, or carry on, directly or indirectly, either for himself or as an officer or director of a corporation or as an employee, agent, associate, or consultant of any person, partnership, business or corporation, any Competitive Business (as defined below); provided, that Executive may own ten percent (10%) or less in a Competitive Business; so long as Executive is a passive investor and does not manage (whether as a director, officer or otherwise) or exercise influence or control over such business. For purposes of this Agreement, “Competitive Business” shall mean any of the companies set forth in Annex A to this Agreement.
9.  Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Executive of any of the covenants or agreements contained in Section 9 of this Agreement may cause irreparable harm and damage to the Company Parties or their respective parents, subsidiaries or affiliates, the monetary amount of which may be virtually impossible to ascertain. Therefore, Executive recognizes and hereby agrees that the Company Parties and their respective parents, subsidiaries and affiliates shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in Section 9 of this Agreement by Executive and/or his employees, associates, partners or agents, or entities controlled by one or more of them, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Company Parties and their respective parents, subsidiaries or affiliates may possess.
10.  Indemnification. To the extent permitted by law and the Company Parties by-laws or other governing documents, the Company Parties will indemnify Executive with respect to any claims made against him as an officer, director or employee of the Company Parties or any subsidiary of either of the Company Parties, except for acts taken in bad faith or in breach of his duty of loyalty to the Company Parties or such subsidiary. During the Term and for as long thereafter as is practicable, Executive shall be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which the Company Parties currently maintain as of the date of this Agreement.
11.  Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related record reporting requirements, including, with respect to the retainer and meeting payments referred to in the last sentence of Section 3, applicable U.K. statutory reductions.
12.  Executive’s Representations; No Delegation. Executive hereby represents and warrants that he is not precluded, by any agreement to which he is a party or to which he is subject, from executing and delivering this Agreement, and that this Agreement and his performance of the duties and responsibilities set forth herein does not violate any such agreement. Executive shall indemnify and hold harmless the Company Parties and their respective parents, subsidiaries and affiliates and their respective officers, directors, employees, agents and advisors for any liabilities, losses and costs (including reasonable attorney’s fees) arising from any breach or alleged breach of the foregoing representation and warranty. Executive shall not delegate his employment obligations under this Agreement to any other person.

13.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in that state, without regard to its conflict of laws provisions.
14.  Entire Agreement; Amendment. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (except for any long-term incentive awards agreements entered into between Capri and Executive), is intended (with the documents referred to herein) as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto and may be amended only by a writing signed by all parties hereto.
15.  Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, by facsimile transmission, by a nationally recognized overnight delivery service or mailed by registered mail, return receipt requested, to a party at his or its address set forth below or at such other address as a party may specify by notice to the others:

If to Capri: 33 Kingsway London WC2B 6UF United Kingdom Attention: Corporate Secretary
If to the Company: 11 West 42nd Street New York, NY 10036 Fax: 646-354-4901 Attention: General Counsel

If to Executive:
At the home address on file with the Company Fax: 516-365-6872 or to such other addresses as either party hereto may from time to time specify to the other. Any notice given as aforesaid shall be deemed received upon actual delivery.
16.  Assignment. Except as otherwise provided in this Section 16 and Section 1(d), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company Parties, in whole or in part, only (i) to Capri or any of its subsidiaries and (ii) subject to compliance with Section 1(d).
17.  Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement, or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this

Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.
18.  Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.
19.  Section Headings. The section headings contained in this Agreement are for reference purpose only and shall not affect in any way the meaning or interpretation of this Agreement.
20.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.
21.  Arbitration. Any dispute or claim between the parties hereto arising out of, or in connection with, this Agreement and/or Executive’s employment shall become a matter for arbitration; provided, however, that Executive acknowledges and agrees that in the event of any alleged violation of Section 9 hereof, the Company Parties and any of their respective parents, subsidiaries and affiliates shall be entitled to obtain from any court in the State of New York, temporary, preliminary or permanent injunctive relief as well as damages, which rights shall be in addition to any other rights or remedies to which it may be entitled. The arbitration shall take place in New York City and shall be before a neutral arbitrator in accordance with the Commercial Rules of the American Arbitration Association; provided, however, that to the extent such arbitration involves any allegation(s) of a violation of any law, rule or regulation which prohibits discrimination in employment, the arbitrator shall apply the National Rules for the Resolution of Employment Disputes (as modified) of the American Arbitration Association then existing in determining the damages, if any, to be awarded and the allocation of costs and attorneys’ fees between or among the parties. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of March 7, 2022.

CAPRI HOLDINGS LIMITED

By: /s/ Jenna Hendricks
Name: Jenna Hendricks
Title: Senior Vice President, Chief People Officer

MICHAEL KORS (USA), INC.

By: /s/ Jenna Hendricks
Name: Jenna Hendricks
Title: Senior Vice President, Chief People Officer
JOHN D. IDOL

/s/ John D. Idol

ANNEX A
Competitors
Burberry Group PLC
Chanel
Christian Louboutin
Compagnie Financière Richemont SA (including, but not limited to, Azzedine Alaïa, Cartier, Chloé, Lancel, Montblanc, Piaget and Van Cleef & Arpels)
Dolce & Gabana
Hermes International
Hugo Boss
Kering (including, but not limited to, Gucci, Bottega Veneta, Yves Saint Laurent, Alexander McQueen, Balenciaga and Stella McCartney)
LVMH Moet Hennessy Louis Vuitton SA (including, but not limited to, Celine, Christian Dior, Fendi, Givenchy, Marc Jacobs, Louis Vuitton and Tiffany)
PVH Corp. and its affiliated brands (including, but not limited to, Calvin Klein and Tommy Hilfiger)
Prada Group (including, but not limited to, Prada and Miu Miu)
Ralph Lauren Corporation
Salvatore Ferragamo
Tapestry (including Coach, Kate Spade and Stuart Weitzman)
Tod’s Group
Tory Burch LLC
Tumi Holdings, Inc.
Valentino S.P.A.
V.F. Corporation

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